Exhibit  11


                 MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                  Primary and Fully Diluted Earnings Per Share
     For the Three Months and Nine Months Ended September 30, 1994 and 1993
                   (Amounts in thousands except as indicated)


                                      Three Months Ended     Nine Months Ended
                                         September 30           September 30
                                        1994      1993         1994      1993

Shares for computation of primary
  and fully diluted earnings per
  share:

    Average number of shares
      outstanding                     158,600   152,700      158,600   152,700

    Common stock equivalents:
      Shares issuable assuming
        conversion of debentures        4,200     4,200        4,200     4,200

      Stock options                       900     1,200          900     1,200
                                      163,700   158,100      163,700   158,100


Net income, adjusted to basis of
  earnings per share:

    Net income                        $72,100   $55,700     $207,500  $163,500
    Add interest on convertible
      debentures, net of tax            1,500     1,500        4,400     4,500
                                      $73,600   $57,200     $211,900  $168,000


Primary and fully diluted earnings
  per share                              $.45      $.36        $1.31     $1.07

Earnings per share as reported           $.45      $.36        $1.31     $1.07


     This calculation is submitted in accordance with Regulation S-K
Item 601(b)(11), although not required by APB Opinion No. 15, inasmuch as dilution for any period was less than 3 percent.

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